Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD REVENUES FOR THE SECOND QUARTER OF FISCAL 2010

Union City, California – October 27, 2009 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended September 30, 2009.

Record quarterly highlights include:
•	Revenues of $30.3 million, up 9% over last year’s comparable quarter.
•	North America revenues of $24.8 million, up 11% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 926 units, up 26% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.5 million units, up 2% over last year’s comparable quarter.
•	Gross profit of $17.9 million, up 16% over last year’s comparable quarter.
•	Gross margin of 59%, up 358 basis points over last year’s comparable quarter.

Quarterly Results:  For the fiscal quarter ended September 30, 2009, Abaxis reported revenues of $30.3 million, as compared with revenues of $27.7 million for the comparable period last year, an increase of 9 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, coagulation analyzers and i-STAT analyzers, decreased by an aggregate of $339,000, or 5 percent, over the same period last year, primarily due to lower average selling price and a change in product mix.  Total medical and veterinary instrument sales were 926 units, up 26 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, coagulation cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $2.3 million, or 12 percent, over the same period last year.  The company reported net income of $3.2 million, compared to $3.3 million for the same period last year.  The company’s effective tax rate in the quarter ended September 30, 2009 was 39 percent, compared to 36 percent for the same period last year.  The company reported diluted net income per share of $0.14 (calculated based on 22,574,000 shares) for the second quarter of fiscal 2010, compared to $0.15 per share (calculated based on 22,304,000 shares) for the same period last year.

Six Month Results: For the six-month period ended September 30, 2009, Abaxis reported revenues of $59.9 million, as compared with revenues of $52.3 million for the comparable period last year, an increase of 15 percent.  Revenues from instrument sales decreased by an aggregate of $1.9 million, or 13 percent, over the same period last year, primarily due to lower average selling price and a change in product mix.  Total medical and veterinary instrument sales were 1,759 units, up 14 percent over the same period last year.  Revenues from consumables increased by an aggregate of $8.3 million, or 25 percent, over the same period last year.  The company reported net income of $7.0 million, compared to $6.1 million for the same period last year.  The company’s effective tax rate in the six-month period ended September 30, 2009, was 40 percent, compared to 37 percent for the same period last year.  The company reported diluted net income per share of $0.31 (calculated based on 22,492,000 shares) for the six-months ended September 30, 2009, compared to $0.27 per share (calculated based on 22,363,000 shares) for the same period last year.

Other Reported Information:  Consumables revenues for the second quarter of fiscal 2010 were $21.0 million, up 12 percent over the $18.7 million reported for the same period last year.  Total sales in the medical market for the second quarter of fiscal 2010 were $6.3 million, an increase of 5 percent compared to the same period last year. Medical sales worldwide, excluding sales to the U.S. government, during the second quarter of fiscal 2010 were $5.6 million, an increase of 9 percent compared to the same period last year.  Total sales in the veterinary market for the second quarter of fiscal 2010 were $21.7 million, an increase of 9 percent compared to the same period last year.  Veterinary reagent disc sales for the second quarter of fiscal 2010 were $13.8 million, an increase of 1 percent compared to the same period last year.

Non-cash compensation expense recognized for share-based awards during the second quarter of fiscal 2010 was $1.4 million, compared to last year’s comparable quarter of $434,000.

The company ended the second quarter with an aggregate of $87.6 million in cash, cash equivalents and investments.  As of September 30, 2009, the company held a total of $17.1 million in short-term investments and $18.9 million in long-term investments, with the balance being held in cash.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased with the results of the quarter.  We posted record quarterly revenues of $30.3 million, we had record reagent disc sales of 1.5 million units and we expanded gross margin by 385 basis points versus the comparable quarter last year.  Our consumables business – which represents the recurring revenue component of our business - continues to show strength and now represents 69% of total sales.  In addition, the strong cash flow of the business allows us to enter the second half of the fiscal year with cash, equivalents and long-term investments totaling $87.6 million.  Despite the continuing difficult macro-economic conditions we continue to successfully execute on our long-term strategic plan.”

Mr. Severson continued, “Our strategic decision to enhance our veterinary product offering with the Canine Heartworm Rapid Test, the VSpro Coagulation analyzer, and the i-STAT analyzer and their reagent menus is beginning to deliver as all of these new product lines contributed to the top- and bottom-lines during the quarter. Looking ahead, we believe that a significant opportunity to substantially expand our business in the medical market is ahead of us as the economy works its way back to a healthier state.  Abaxis is well-positioned with the right technology, products and people to fully develop this opportunity.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Tuesday, October 27, 2009.  Participants can dial (800) 860-2442 or (412) 858-4600 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 434991, through October 30, 2009.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share.  This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance of new or planned product offerings, process improvements and product manufacturing quality and efficiencies in future production of our products.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$30,262	$27,688	$59,887	$52,260
Cost of revenues	12,411	12,346	24,881	23,415
Gross profit	17,851	15,342	35,006	28,845

Operating expenses:
Research and development	2,594	2,082	5,167	4,079
Sales and marketing	7,582	6,494	13,942	12,321
General and administrative	2,689	1,952	5,187	3,614
Total operating expenses	12,865	10,528	24,296	20,014

Income from operations	4,986	4,814	10,710	8,831
Interest and other income (expense), net	292	326	806	788
Income before income tax provision	5,278	5,140	11,516	9,619
Income tax provision	2,081	1,843	4,563	3,546
Net income	$3,197	$3,297	$6,953	$6,073

Net income per share:
Basic net income per share	$0.15	$0.15	$0.32	$0.28
Diluted net income per share	$0.14	$0.15	$0.31	$0.27

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,005	21,779	21,985	21,757
Weighted average common shares outstanding - diluted	22,574	22,304	22,492	22,363

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30,	March 31,
	2009	2009
Current assets:
Cash and cash equivalents	$51,579	$49,237
Short-term investments	17,068	20,776
Accounts receivables, net	22,412	21,983
Inventories	16,312	15,735
Prepaid expenses	1,467	957
Net deferred tax asset, current	4,652	4,676
Total current assets	113,490	113,364
Long-term investments	18,926	4,886
Property and equipment, net	14,106	14,798
Intangible assets, net	4,887	5,175
Other assets	45	24
Net deferred tax asset, non-current	2,464	2,464
Total assets	$153,918	$140,711

Current liabilities:
Accounts payable	$5,432	$3,963
Accrued payroll and related expenses	5,677	3,698
Accrued taxes	700	34
Other accrued liabilities	1,314	1,116
Deferred revenue	1,066	1,024
Warranty reserve	1,498	1,714
Total current liabilities	15,687	11,549

Non-current liabilities:
Deferred rent	46	137
Deferred revenue	1,399	1,550
Warranty reserve	730	583
Total non-current liabilities	2,175	2,270

Shareholders' equity:
Common stock	120,060	117,846
Retained earnings	15,999	9,046
Accumulated other comprehensive loss	(3)	-
Total shareholders' equity	136,056	126,892
Total liabilities and shareholders' equity	$153,918	$140,711

Non-GAAP Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	22,005	21,779	21,985	21,757
Weighted average common shares outstanding - diluted	22,574	22,304	22,492	22,363

Non-GAAP operating income per share - basic	$0.23	$0.22	$0.49	$0.41
Non-GAAP operating income per share - diluted	$0.22	$0.22	$0.48	$0.39

Revenues by Geographic Region
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
North America	$24,774	$22,413	$48,885	$42,708
International	5,488	5,275	11,002	9,552
Total revenues	$30,262	$27,688	$59,887	$52,260

Revenues by Customer Group
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Medical Market	$6,345	$6,015	$12,108	$12,544
Veterinary Market	21,684	19,945	43,507	36,558
Other	2,233	1,728	4,272	3,158
Total revenues	$30,262	$27,688	$59,887	$52,260